                                                                     Exhibit 8.1

                                        April 5, 1999


Star Gas Partners, L.P.
2187 Atlantic Street
Stamford, Connecticut 06902

Ladies and Gentlemen:

        We have acted as special counsel to Star Gas Partners, L.P. (the "Partnership") and Star Gas LLC in connection with the registration of the reoffering and resale (the "Offering") of 427,803 common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Registration Statement on Form S-3 of the Partnership (Registration No. 333-____) relating to the Common Units (the "Registration Statement"). In connection therewith, we have participated in the preparation of the discussion (the "Discussion") set forth under the caption "Federal Income Tax Considerations" in the prospectus included in the Registration Statement (the "Prospectus"). Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

        The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

        We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                        Sincerely,


                                        ANDREWS & KURTH L.L.P.